UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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COGENT COMMUNICATIONS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COGENT COMMUNICATIONS HOLDINGS, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

April 1, 2015

Dear Stockholder:

The Board of Directors of the Company is providing you with this Proxy Supplement to inform you that, as previously announced on March 30, 2015, it has decided to withdraw Proposal 3, a non-binding advisory vote to approve the amendment to the Bylaws at Article 62, and Proposal 4, a non-binding advisory vote to approve the amendment to the Bylaws at Article 63, from the agenda for the annual meeting of stockholders scheduled for April 16, 2015, and will no longer seek stockholder approval of Proposal 3 or Proposal 4.

The Board of Directors is providing you with this notice in connection with an agreement in principle to settle the previously disclosed litigation with the City of Sunrise Firefighters’ Retirement Fund (the “Fund”).  The Fund filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware (the “Court”) on March 27, 2015, challenging the authority of the Company’s Board of Directors to adopt the amendments to the Company’s Bylaws that were formerly reported as Article 62, stipulating the forum for certain types of litigation, and Article 63, concerning litigation costs (the “Amendments”). The Complaint (without exhibits) was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 30, 2015.

The proposed settlement is subject to a number of conditions, including approval of the Court.

As part of the agreement in principle, the Board of Directors of the Company acknowledged that the Company’s Certificate of Incorporation does not give the Board of Directors the power to amend the Bylaws of the Company, and accordingly the Amendments were void from the outset.  The Board of Directors further acknowledged that the provision of the Bylaws that purports to give the Board of Directors such authority is not enforceable absent a grant of such authority in the Certificate of Incorporation.  The Board of Directors has agreed that it will not seek to adopt, amend or repeal any bylaws other than by a vote of stockholders, unless such power is conferred upon the Board of Directors through an amendment to the Company’s Certificate of Incorporation.

Also as previously announced on March 30, 2015, in response to the concerns raised by the Fund in the Complaint, the Board of Directors of the Company agreed to rescind its prior action with regard to the Amendments.  The Bylaws of the Company, as amended and restated on March 30, 2015, were filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on March 30, 2015.  The Bylaws remove the Amendments and are therefore identical to the bylaws of the Company in effect upon its formation on April 17, 2014 and prior to the purported adoption of the Amendments in November 2014.

These actions by the Board of Directors render moot the non-binding advisory votes sought by the Board of Directors on Proposal 3 and Proposal 4, both as previously announced in the Company’s proxy statement in connection with the 2015 annual meeting of stockholders, as filed with the Securities and Exchange Commission on March 19, 2015.

Stockholders do not need to take any action if they have already voted their shares for the annual meeting and included instruction for how to vote on Proposal 3 and Proposal 4.  Votes on all other proposals will be tabulated as instructed, and the votes cast on Proposal 3 and Proposal 4 will be disregarded.  No new proxy cards are being distributed.

The annual stockholder meeting will be held at 9:00 a.m. on April 16, 2015 at The Company’s offices at 1015 31st Street, NW, Washington, D.C. 20007.

Sincerely,

/s/David Schaeffer
David Schaeffer
Chairman, President and Chief Executive Officer